Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2009 RESULTS

RUTLAND, VERMONT (March 4, 2009) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported financial results for the third quarter of its 2009 fiscal year.

Third Quarter Financial Results

For the quarter ended January 31, 2009, the company reported revenues of $121.2 million, down $19.7 million, or 14.0 percent below the same quarter last year.  Accounting for 73.6 percent of the decline of overall revenues, recycling revenues were down $14.5 million over the same quarter last year, primarily as the result of lower commodity prices.

Solid waste revenues were down 7.7 percent from the same quarter last year; core pricing was up 2.5 percent (excluding revenue losses from fuel, oil, and environmental fees), and core volumes were down 3.6 percent (excluding revenues losses due to the ramp-down of landfill volumes at the Pine Tree landfill in Hampden, Maine as it approaches the end of life, the planned closure of the Colebrook, NH landfill in early August 2008, and the idling of a C&D processing facility in October 2008).

The company’s net loss applicable to common shareholders was ($3.8) million, or ($0.15) per common share, compared to a net loss of ($4.6) million, or ($0.18) per share for the same quarter last year.  Reported results for the 2009 quarter include a pre-tax environmental remediation charge of $2.8 million ($0.07 per share after taxes), and reported results for the 2008 quarter include pre-tax management reorganization charges of $1.2 million ($0.03 per share after taxes).

Operating income for the quarter was $1.9 million, down $5.5 million from the same quarter last year.  Net cash provided by operating activities in the quarter was $11.4 million, compared to $16.1 million for the same quarter last year. The company’s earnings before interest, taxes, depreciation and amortization, environmental remediation charge, and development project charge (EBITDA*) were $21.7 million, down $4.7 million from the same quarter last year. The company’s free cash flow* in the quarter was $0.2 million, compared to $0.5 million in the same quarter last year.

Lower year-over-year operating performance was mainly driven by significantly lower commodity pricing, lower shipped commodity volumes, and one-time costs incurred in the recycling business associated with the global commodity market collapse and the commissioning of two new Zero-Sort Recycling™ facilities.  Other negative factors during the quarter that impacted operating performance include lower hauling and transfer volumes, the ramp-down of landfill volumes at the Pine Tree landfill, and a negative variance from the planned closure of the Colebrook landfill. These factors were partially offset by higher hauling and landfill pricing, the ramp-up of the new landfill gas-to-energy facilities at the Hyland and Clinton landfills, and cost cutting initiatives.

During the third quarter, the recycling operations incurred approximately $4.0 million of one-time costs associated with impacts from the global commodity collapse in November 2008, including temporary commodity warehousing and inventory costs and higher than market revenue shares to municipal partners due to contractual obligations that calculate revenue shares based on lagging average commodity prices; and the upgrade of the Philadelphia and Boston materials recycling facilities to Zero-Sort Recycling™.

During the quarter ended January 31, 2009, the company recorded an environmental remediation charge of $2.8 million related to a scrap yard and transfer station owned by the company.  The company expects the majority of these funds to be spent in fiscal 2011.

Nine Month Financial Results

For the nine months ended January 31, 2009, the company reported revenues of $436.6 million, down $3.3 million, or 0.8 percent below the same period last year. The company’s net income per common share for the nine month period was $0.02, compared to $0.00 per common share for the same period last year. Reported results for the nine months ended January 31, 2009, include a pre-tax environmental remediation charge of $2.8 million ($0.07 per share after taxes), and reported results for the same period last year include pre-tax management reorganization charges of $1.2 million ($0.03 per share after taxes).

Operating income for the nine month period was $33.5 million, down $3.6 million from the same period last year. Net cash provided by operating activities for the nine month period was $50.6 million, down $0.8 million compared to the same period last year. EBITDA was $92.3 million for the nine month period, down $3.9 million from the same period last year. The company’s free cash flow for nine months period was $4.6 million, up $5.2 million over the same period last year.

Business Update

 “Our team rose to the challenges presented by the rapid collapse of the commodities markets and the decline in the regional economy during an extremely challenging third quarter,” John W. Casella, chairman and CEO of Casella Waste Systems, said.

“The global financial collapse combined with a widening worldwide recession caused a significant downturn in commodity pricing from October 2008 through the end of the quarter,” Casella said.  “And, while the majority of our residential and commercial solid waste business is recession resistant, we saw lower solid waste volumes in more economically sensitive markets.”

“We are making intelligent choices during this downturn that I believe will significantly strengthen the company now and in the future,” Casella said. “We are 18 months into a comprehensive effort to improve all aspects of our operating structure and daily business practices, and we are successfully implementing programs that reduce costs, improve asset utilization, and improve services to our customers.”

Fiscal 2009 Outlook

The company has taken a number of steps to offset the impacts of the global economic slowdown that have resulted in lower commodity prices and lower solid waste volumes. The company is increasing pricing where supported by the market, flexing operations to volumes, and reducing capital spending plans to enable the company to meet its free cash flow guidance for the fiscal year.

Actions include:

•                  Increased solid waste pricing, resulting in an estimated $6.0 million annualized benefit;

•                  Increased recycling tipping and processing fees to offset deterioration in commodity revenues, resulting in an estimated $9.6 million annualized benefit;

•                  Reduced the company’s workforce by roughly 9.1 percent since February 1, 2008, mainly as a result of reducing labor to match lower volumes, fleet optimization, and reorganizing nine operating divisions into four new market areas, all resulting in an estimated $10.5 million annualized benefit;

•                  Outsourced long-haul transportation in Vermont market, reducing operating costs and on-going capital requirements, resulting in an estimated $0.8 million annualized benefit;

•                  Froze new hiring, eliminated fiscal year 2009 merit-based pay increases, suspended the company 401(k) matching contribution, and eliminated fiscal year 2009 management performance bonuses; and

•                  Reduced capital expenditures by approximately $16.0 million from the company’s projected fiscal year 2009 capital plan.

The following updated fiscal year 2009 guidance reflects continued weakness in commodity pricing and softening of economic conditions through the remainder of the fiscal year. The company has updated its guidance for fiscal year 2009 to the following ranges:

•                  Revenues between $540.0 million and $560.0 million;

•                  Reported free cash flow remaining constant at the original range of $8.0 million to $14.0 million;

•                  EBITDA between $115.0 million and $117.0 million; and

•                  Capital expenditures between $57.0 million and $61.0 million.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization, environmental remediation charge, and development project charge (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of companies in the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts, and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. Free cash flow and EBITDA are not intended to replace “Net Cash Provided by Operating Activities,” which is the most comparable GAAP financial measure.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as capital expenditures, payments on landfill operating lease contracts, or working capital, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact Ned Coletta, director of investor relations at (802) 772-2239, or visit the Company’s website at http://www.casella.com.

The Company will host a conference call to discuss these results on Thursday, March 5, 2009 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (877) 545-1489 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast.  A replay of the call will be available on the company’s website, or by calling 719-457-0820 or 888-203-1112 (conference code #3497148), until 11:59 p.m. ET on Thursday, March 12, 2009.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the company “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: current economic conditions have adversely affected our revenues and our operating margin and will impact our efforts to refinance our senior credit facility; the impact of the current economic environment on our operating performance could cause us to be in default of certain financial covenants under the existing senior credit facility; we may be unable to reduce costs or increase revenues sufficiently to achieve estimated EBITDA and other targets; landfill operations and permit status may be affected by factors outside our control; we may be required to incur capital expenditures in excess of our estimates; fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates; and we may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2008. We do not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2009	2008	2009

Revenues	$140,879	$121,151	$439,889	$436,593

Operating expenses:
Cost of operations	96,156	85,480	288,680	293,650
General and administration	18,285	13,934	55,051	50,673
Depreciation and amortization	19,026	17,033	59,071	56,008
Environmental remediation charge	—	2,823	—	2,823
Development project charge	—	(20)	—	(20)
	133,467	119,250	402,802	403,134

Operating income	7,412	1,901	37,087	33,459

Other expense/(income), net:
Interest expense, net (1)	10,448	9,595	31,847	29,822
Loss (income) from equity method investments	907	(263)	4,545	1,911
Other income	(56)	(396)	(2,417)	(549)
	11,299	8,936	33,975	31,184

Income (loss) from continuing operations before income taxes and discontinued operations	(3,887)	(7,035)	3,112	2,275
Provision (benefit) for income taxes	576	(3,218)	1,291	1,805

Income (loss) from continuing operations before discontinued operations	(4,463)	(3,817)	1,821	470

Discontinued Operations:
Loss from discontinued operations, net of income taxes (2)	(141)	—	(1,416)	(11)
Loss on disposal of discontinued operations, net of income taxes (2)	—	—	(437)	(34)

Net income (loss) available to common stockholders	$(4,604)	$(3,817)	$(32)	$425

Common stock and common stock equivalent shares outstanding, assuming full dilution	25,415	25,606	25,362	25,632

Net income (loss) per common share	$(0.18)	$(0.15)	$—	$0.02

EBITDA (3)	$26,438	$21,737	$96,158	$92,270

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	April 30,	January 31,
	2008	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,814	$2,982
Restricted cash	95	96
Accounts receivable - trade, net of allowance for doubtful accounts	62,233	54,791
Other current assets	30,343	32,344
Total current assets	95,485	90,213

Property, plant and equipment, net of accumulated depreciation	488,028	499,875
Goodwill	179,716	181,338
Intangible assets, net	2,608	2,771
Restricted cash	13,563	13,990
Investments in unconsolidated entities	44,617	41,464
Other non-current assets	12,070	15,501

Total assets	$836,087	$845,152

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$2,758	$1,676
Current maturities of financing lease obligations	—	1,402
Accounts payable	51,731	35,866
Other accrued liabilities	58,335	45,024
Total current liabilities	112,824	83,968

Long-term debt, less current maturities	559,227	566,181
Financing lease obligations	—	12,647
Other long-term liabilities	39,354	47,564

Stockholders’ equity	124,682	134,792

Total liabilities and stockholders’ equity	$836,087	$845,152

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Nine Months Ended
	January 31,	January 31,
	2008	2009
Cash Flows from Operating Activities:
Net income (loss)	$(32)	$425
Loss from discontinued operations, net	1,416	11
Loss on disposal of discontinued operations, net	437	34
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Gain on sale of equipment	(54)	(274)
Depreciation and amortization	59,071	56,008
Depletion of landfill operating lease obligations	4,815	5,018
Environmental remediation charge	—	2,823
Income from assets under contractual obligation	(1,463)	(114)
Preferred stock dividend	1,038	—
Amortization of premium on senior notes	(464)	(501)
Maine Energy settlement	(2,142)	—
Loss from equity method investments	4,545	1,911
Stock-based compensation	1,022	1,383
Excess tax benefit on the exercise of stock options	(111)	(157)
Deferred income taxes	(1,311)	1,494
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(15,359)	(17,428)
	49,587	50,163
Net Cash Provided by Operating Activities	51,408	50,633
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(745)	(2,196)
Additions to property, plant and equipment - growth	(14,281)	(10,165)
- maintenance	(44,834)	(39,415)
Payments on landfill operating lease contracts	(6,735)	(4,401)
Proceeds from divestitures	2,154	670
Other	3,343	(1,465)
Net Cash Used In Investing Activities	(61,098)	(56,972)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	260,700	105,400
Principal payments on long-term debt	(186,585)	(100,559)
Redemption of Series A redeemable, convertible preferred stock	(75,056)	—
Proceeds from exercise of stock options	1,216	1,462
Excess tax benefit on the exercise of stock options	111	157
Net Cash Provided by Financing Activities	386	6,460
Cash Provided by (Used in) Discontinued Operations	(164)	47
Net increase (decrease) in cash and cash equivalents	(9,468)	168
Cash and cash equivalents, beginning of period	12,366	2,814
Cash and cash equivalents, end of period	$2,898	$2,982

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

(In thousands)

Note 1:      The Company’s Series A redeemable, convertible preferred stock (“Series A preferred”) contained a mandatory redemption provision effective August 11, 2007.  As the Company did not anticipate that the Series A preferred would be converted to Class A Common Stock by the redemption date, the Company reflected the redemption value of the Series A preferred as a current liability.  Consistent with this presentation, the Company recorded the Series A preferred dividend as interest expense in the three and six months ended October 31, 2007.  The Series A preferred was redeemed effective August 11, 2007 at an aggregate redemption price of $75,056.

Note 2:     The Company divested its Buffalo, N.Y. transfer station, hauling operation and related equipment during the quarter ended October 31, 2007.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of these operations have been reclassified from continuing to discontinued operations for the nine months ended January 31, 2008.  For the nine months ended January 31, 2008, the Company recorded a loss from discontinued operations (net of tax) of ($810).  For the nine months ended January 31, 2008, the Company recorded a loss on disposal of discontinued operations (net of tax) of ($437).

                 The Company terminated its operation of MTS Environmental, a soils processing operation in the quarter ended April 30, 2008.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of this operation have been reclassified from continuing to discontinued operations for the three and nine months ended January 31, 2008.  For the three and nine months ended January 31, 2008, the Company recorded a loss from discontinued operations (net of tax) of ($163) and ($813), respectively.

                The Company divested its FCR Greenville operation in the quarter ended July 31, 2008.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of this operation have been reclassified from continuing to discontinued operations for the three and nine months ended January 31, 2008.  For the three and nine months ended January 31, 2008 and 2009, the Company recorded a gain /(loss) from discontinued operations (net of tax) of $22, $0, $207 and ($11), respectively.  For the nine months ended January 31, 2009, the Company recorded a loss on disposal of discontinued operations (net of tax) of ($34).

Note 3:     Non - GAAP Financial Measures

        In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization, environmental remediation charge and development project charge (EBITDA) and free cash flow, which are non-GAAP measures.

       These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. EBITDA and free cash flow are not intended to replace “Net cash provided by operating activities”, which is the most comparable GAAP financial measure. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital, payments on landfill operating lease contracts or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

    Following is a reconciliation of EBITDA to Net Cash Provided by Operating Activities:

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2009	2008	2009

Net Cash Provided by Operating Activities	$16,098	$11,416	$51,408	$50,633

Changes in assets and liabilities, net of effects of acquisitions and divestitures	(630)	3,267	15,359	17,428
Deferred income taxes	2,002	3,153	1,311	(1,494)
Stock-based compensation	(517)	(429)	(1,022)	(1,383)
Excess tax benefit on the exercise of stock options	95	—	111	157
Provision (benefit) for income taxes	576	(3,218)	1,291	1,805
Interest expense, net	10,448	9,595	31,847	29,822
Preferred stock dividend	—	—	(1,038)	—
Amortization of premium on senior notes	157	170	464	501
Depletion of landfill operating lease obligations	(1,467)	(1,498)	(4,815)	(5,018)
Development project charge	—	(20)	—	(20)
Income from assets under contractual obligation	96	—	1,463	114
Gain (loss) on sale of equipment	(364)	(303)	54	274
Other income, net	(56)	(396)	(275)	(549)
EBITDA	$26,438	$21,737	$96,158	$92,270

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

    Following is a reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2009	2008	2009

EBITDA	$26,438	$21,737	$96,158	$92,270
Add (deduct): Cash interest	(7,715)	(5,519)	(26,870)	(25,982)
Capital expenditures	(16,125)	(11,384)	(59,115)	(49,580)
Cash taxes	(81)	(103)	(1,851)	(361)
Depletion of landfill operating lease obligations	1,467	1,498	4,815	5,018
Change in working capital, adjusted for non-cash items	(3,479)	(5,991)	(13,783)	(16,769)

FREE CASH FLOW	505	238	(646)	4,596

Add (deduct): Capital expenditures	16,125	11,384	59,115	49,580
Other	(532)	(206)	(7,061)	(3,543)
Net Cash Provided by Operating Activities	$16,098	$11,416	$51,408	$50,633

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenues attributable to services provided are as follows:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2009	2008	2009
Collection	$64,649	$60,700	$202,981	$202,122
Landfill / disposal facilities	23,979	23,186	82,147	83,095
Transfer	5,606	6,269	20,644	24,189
Recycling	46,645	30,996	134,117	127,187
Total revenues	$140,879	$121,151	$439,889	$436,593

Components of revenue growth for the three months ended January 31, 2009 compared to the three months ended January 31, 2008:

		Percentage
Solid Waste Operations (1)	Price	2.0%
	Volume	-8.0%
	Commodity price and volume	-1.7%
Total growth - Solid Waste Operations		-7.7%

FCR Operations (1)	Price	-30.8%
	Volume	-7.4%
Total growth - FCR Operations		-38.2%

Rollover effect of acquisitions (2)		0.7%

Total revenue growth (2)		-14.0%

(1) - Calculated as a percentage of segment revenues.

(2) - Calculated as a percentage of total revenues.

Solid Waste Internalization Rates by Region:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008 (1)	2009	2008 (1)	2009
North Eastern region	61.4%	64.8%	59.8%	65.3%
South Eastern region	31.6%	35.7%	34.0%	34.7%
Central region	80.1%	77.6%	79.3%	79.3%
Western region	62.2%	66.4%	61.0%	65.8%
Solid Waste internalization	62.6%	64.3%	61.9%	64.0%

(1)  Internalization rates for the three and nine months ended January 31, 2008 have been revised to exclude the activity associated with MTS Environmental. The Company terminated operations at MTS Environmental during the quarter ended April 30, 2008. The South Eastern region prior year amounts have also been revised.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

US GreenFiber Financial Statistics (as reported):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2009	2008	2009
Revenues	$44,432	$36,424	$119,926	$102,153
Net (loss) income	(618)	525	(6,027)	(3,822)
Cash flow from operations	1,615	10,863	7,344	9,391
Net working capital changes	(810)	7,713	4,570	4,693
EBITDA	$2,425	$3,150	$2,774	$4,698

As a percentage of revenue:

Net (loss) income	-1.4%	1.4%	-5.0%	-3.7%
EBITDA	5.5%	8.6%	2.3%	4.6%

Components of Growth versus Maintenance Capital Expenditures (1):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2009	2008	2009
Growth Capital Expenditures:
Landfill Development	$5,502	$—	$10,625	$6,642
MRF Equipment Upgrades	443	856	771	1,310
Other	371	1,078	2,885	2,213
Total Growth Capital Expenditures	6,316	1,934	14,281	10,165

Maintenance Capital Expenditures:
Vehicles, Machinery / Equipment and Containers	1,366	3,887	9,517	12,945
Landfill Construction & Equipment	5,019	4,518	25,741	22,724
Facilities	3,044	635	8,297	2,290
Other	380	410	1,279	1,456
Total Maintenance Capital Expenditures	9,809	9,450	44,834	39,415

Total Capital Expenditures	$16,125	$11,384	$59,115	$49,580

(1) The Company’s capital expenditures are broadly defined as pertaining to either growth or maintenance activities.  Growth capital expenditures are defined as costs related to development of new airspace, permit expansions, new recycling contracts along with incremental costs of equipment and infrastructure added to further such activities.  Growth capital expenditures include the cost of equipment added directly as a result of new business as well as expenditures associated with increasing infrastructure to increase throughput at transfer stations and recycling facilities.  Growth capital expenditures also include those outlays associated with acquiring landfill operating leases, which do not meet the operating lease payment definition, but which were included as a commitment in the successful bid.  Maintenance capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals and replacement costs for equipment due to age or obsolescence.